EXHIBIT 11.1

INDEPENDENT AUDITOR’S INCLUSION LETTER

We agree to the inclusion in the Cardone Equity Fund VI, LLC Form 1-K dated December 19, 2025 of our report, dated December 19, 2025 on our audit of the financial statements of Cardone Equity Fund VI, LLC as of December 31, 2024 and 2023, and for the years then ended.

Kaufman, Rossin & Co., P.A.

December 19, 2025

Miami, Florida